Exhibit 10.1

ENDO INTERNATIONAL PLC
PERFORMANCE AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
This Performance Award Agreement, which shall include the TSR Performance Award Grant Notice, the FCF Performance Award Grant Notice and the Terms and Conditions (collectively, the “Award Agreement”) is made and entered into as of [ ] by and between Endo International plc, an Irish public limited company (the “Company”), and the participant named below (the “Participant”). The Performance Award granted pursuant to this Award Agreement shall consist of [ ] restricted stock units subject to the TSR Performance Award and [ ] restricted stock units subject to the FCF Performance Award (each at target levels of performance and each as defined in the Terms and Conditions). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Grant No. [A####]
ENDO INTERNATIONAL PLC
PERFORMANCE AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
TSR Performance Award Grant Notice

Name of Participant:
Total Target TSR Performance Award (Total Number of Restricted Stock Units Underlying the Target TSR Performance Award):
Date of Grant:
Performance Period for the TSR Performance Award:	The period beginning on the Date of Grant and ending on the third anniversary of the Date of Grant.

Grant No. [B####]
ENDO INTERNATIONAL PLC
PERFORMANCE AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
FCF Performance Award Grant Notice

Name of Participant:
Total Target FCF Performance Award (Total Number of Restricted Stock Units Underlying the Target FCF Performance Award):
Date of Grant:
Performance Period for the FCF Performance Award:	The period beginning on January 1, 2020 and ending on December 31, 2022.

ENDO INTERNATIONAL PLC
PERFORMANCE AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS
1.     Grant of Performance Awards. The Company hereby grants to the Participant the total number of restricted stock units set forth in the TSR Performance Award Grant Notice and the FCF Performance Award Grant Notice, fifty percent (50%) of which shall be subject to Total Shareholder Return performance targets (the “TSR Performance Award”) and the other fifty percent (50%) of which shall be subject to Adjusted Free Cash Flow performance targets (the “FCF Performance Award,” and together with the TSR Performance Award, the “Performance Award”). The Performance Award shall be subject to all of the terms and conditions of this Award Agreement and the Plan.
2.     Form of Payment and Vesting.
(a)    The TSR Performance Award shall vest on the last day of the TSR Performance Period (the “TSR Vesting Date”) in a number of shares of Company Stock equal to the multiple of the TSR Performance Award achieved, as determined by the Committee (or its designee) in accordance with the performance conditions set forth in Exhibit A hereto (“Exhibit A”), provided that the Participant is providing service to the Company or one of its Subsidiaries on the TSR Vesting Date (other than as is provided by Paragraph 4 of this Award Agreement). Any shares of Company Stock earned in accordance with the prior sentence shall be delivered to the Participant as soon as practicable following the TSR Vesting Date, but no later than the later to occur of (i) the end of the calendar year in which the TSR Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the TSR Vesting Date. Any portion of the TSR Performance Award that could have been earned in accordance with the provisions of Exhibit A that is not earned as of the TSR Vesting Date, as determined by the Committee (or its designee), shall be immediately forfeited.
(b)    The FCF Performance Award shall vest on the third anniversary of the Date of Grant of the FCF Performance Award (the “FCF Vesting Date”) in a number of shares of Company Stock equal to the sum of the number of shares of Company Stock so earned for the FCF Performance Period, as determined by the Committee (or its designee) in accordance with the performance conditions set forth in Exhibit B hereto (“Exhibit B”), provided that the Participant is providing service to the Company or one of its Subsidiaries on the FCF Vesting Date (other than as is provided by Paragraph 4 of this Award Agreement). Any shares of Company Stock earned and vested in accordance with the foregoing shall be delivered to the Participant as soon as practicable following the FCF Vesting Date, but no later than the later to occur of (i) the end of the calendar year in which the FCF Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the FCF Vesting Date. Any portion of the FCF Performance Award that could have been earned in accordance with the provisions of Exhibit B that is not earned as of the last day of the FCF Performance Period, as determined by the Committee (or its designee), shall be immediately forfeited.

3.     Restrictions. The Performance Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until any requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.
4.     Termination of Service; Disability.
(a)    Termination of Service for Cause. Upon the Participant’s termination of service with the Company and its Subsidiaries for Cause prior to the TSR Vesting Date or the FCF Vesting Date, the unvested portion, if any, of the Participant’s Performance Award shall be forfeited as of the date of such termination of service.
(b)    Termination of Service on Account of Death. Upon termination of the Participant’s service with the Company and its Subsidiaries on account of death prior to the TSR Vesting Date or the FCF Vesting Date, the unvested portion, if any, of the Participant’s Performance Award shall vest as of the date of such termination of service at target levels (as set forth on Exhibit A and Exhibit B, as applicable). The vested Performance Award (determined in accordance with the foregoing) shall be settled in shares of Company Stock for the benefit of the Participant’s estate no later than the later to occur of (i) the end of the calendar year in which the Participant’s death occurs or (ii) the fifteenth day of the third calendar month following the Participant’s death.
(c)    Termination of Service on Account of Voluntary Retirement with Consent of Company. If the Participant voluntarily Retires with the consent of the Company prior to the TSR Vesting Date or the FCF Vesting Date, the Participant’s Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A and Exhibit B, as applicable, regardless of such termination of service.
(d)    Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A of the Code prior to the TSR Vesting Date or the FCF Vesting Date, the Participant’s Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A and Exhibit B, as applicable, regardless of any subsequent termination of service.
(e)    Termination of Service by the Company without Cause or by the Participant for Good Reason.
(i)    Upon termination of the Participant’s service with the Company and its Subsidiaries by the Company or its Subsidiaries without Cause prior to the TSR Vesting Date, a portion of the Participant’s TSR Performance Award shall vest based upon achievement of the TSR Performance Criteria (as defined in Exhibit A) measured as of the date of the Participant’s termination of service, multiplied by a fraction, the numerator of which is the number of full months of the Participant’s service during the TSR Performance Period and the denominator of which is the total number of months in the TSR Performance Period. The vested portion of the TSR Performance Award shall be settled in shares of Company Stock as soon as practicable following the Participant’s termination of service, but no later than the later to occur of (A) the end of the calendar year in which such termination occurs or (B) the fifteenth day of the third calendar month following such termination. Notwithstanding the foregoing, the Committee (or such individual or individuals authorized by the Committee) may exercise discretion to determine payout achievement. Any portion of the TSR Performance Award that could have been earned in accordance with the provisions of this Section 4(e)(i) that is not earned as of the date of the Participant’s termination of service shall be immediately forfeited on the date of the Participant’s termination of service.
(ii)    Upon termination of the Participant’s service with the Company and its Subsidiaries by the Company or its Subsidiaries without Cause prior to the FCF Vesting Date, a portion of the Participant’s FCF Performance Award shall vest based on achievement of the FCF Performance Criteria (as defined in Exhibit B) measured as of the date of the Participant’s termination of service, multiplied by a fraction, the numerator of which is the number of full months of Participant’s service during the FCF Performance Period and the denominator of which is total number of months in the FCF Performance Period. The vested portion of the FCF Performance Award shall be settled in shares of Company Stock as soon as practicable following the Participant’s termination of service, but no later than the later to occur of (A) the end of the calendar year in which such termination occurs or (B) the fifteenth day of the third calendar month following such termination. Notwithstanding the foregoing the Committee (or such individual or individuals authorized by the Committee) may exercise discretion to determine payout achievement. Any portion of the FCF Performance Award that could have been earned in accordance with the provisions of this Section 4(e)(ii) that is not earned as of the date of the Participant’s termination of service shall be immediately forfeited on the date of the Participant’s termination of service.
(iii)    If a Participant is a party to an employment agreement with the Company or a Subsidiary and such employment agreement provides for benefits on a termination of employment for “Good Reason,” (x) a termination of the Participant’s employment for Good Reason shall constitute a termination without Cause for purposes of Sections 4 and 5 and (y) Good Reason will also include the Participant’s termination of employment within ninety (90) days following the expiration of the employment term of the Participant’s employment agreement under circumstances that would have constituted Good Reason had such termination occurred during the employment term.
(f)    Termination of Service for any Other Reason. Unless otherwise provided in an individual agreement with the Participant, if the Participant has a termination of service with the Company and its Subsidiaries prior to the TSR Vesting Date or the FCF Vesting Date for any reason other than the reasons enumerated in Subparagraphs (a) through (e) above, the Participant’s Performance Award as of the date of termination of service shall be forfeited.
5.     Change in Control. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control prior to the TSR Vesting Date or the FCF Vesting Date, as applicable, the provisions of this Section 5 shall apply.

(a)    if the entire Performance Award is assumed or substituted (within the meaning of the Plan) in connection with such Change in Control, and the Participant incurs a termination of service from the Company and its Subsidiaries by the Company or its Subsidiary without Cause during the 24-month period following such Change in Control, then the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any portion of the Performance Award shall lapse and:
(i)    the TSR Performance Award shall be settled in shares of Company Stock as soon as practicable following the Participant’s termination of service, but no later than the later to occur of the end of the calendar year in which such termination occurs or the fifteenth day of the third calendar month following such termination, based on the greater of (y) actual achievement of TSR Performance Criteria or (z) target achievement of the TSR Performance Criteria, in either case measured as of the date of such termination, and
(ii)    the FCF Performance Award shall be settled as soon as practicable following the Participant’s termination of service, but no later than the later to occur of the end of the calendar year in which such termination occurs or the fifteenth day of the third calendar month following such termination, with the number of shares equal to the number of shares of Company Stock subject to the FCF Performance Award multiplied by one (1) or, if greater, a multiple determined based upon achievement of the most recently approved estimate of Adjusted Free Cash Flow.
(b)    if any portion of the Performance Award is not assumed or substituted in connection with such Change in Control, then the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any portion of the Performance Award shall lapse and:
(i)    the TSR Performance Award shall be settled in shares of Company Stock immediately prior to the Change in Control based on the greater of (1) actual achievement of TSR Performance Criteria or (2) target achievement of the TSR Performance Criteria, in either case measured as of the date of the Change in Control, and
(ii)    the FCF Performance Award shall be settled immediately prior to the Change in Control, with the number of shares equal to the number of shares of Company Stock subject to the FCF Performance Award multiplied by one (1) or, if greater, a multiple determined based upon achievement of the most recently approved estimate of Adjusted Free Cash Flow.
(c)    Any portion of the Performance Award that could have been earned in accordance with Section 5(a) or Section 5(b) that is not earned shall be immediately forfeited on the date of termination of service or the date the Change in Control occurs, as applicable.
6.     Change in Control Definition. Notwithstanding anything to the contrary in the Plan, for purposes of this Award Agreement, “Change in Control” means and shall be deemed to have occurred upon the first of the following events to occur:

(a)    Any “Person” (as defined below) is or becomes the “beneficial owner” (“Beneficial Owner”) within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of Subparagraph (c) below; or
(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(c)    There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in (i) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (ii) the individuals who comprise the Board of Directors immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(d)    The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s shareholders unless the Board of Directors expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board of Directors immediately prior thereto.
For purposes hereof, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid the imposition of taxes or penalties under Section 409A of the Code with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, no such Award shall become payable as a result of the occurrence of a Change in Control unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code.
For the avoidance of doubt, any one or more of the events described in subparagraphs (a) through (d) may be effected pursuant to (A) a takeover under Irish takeover rules; (B) a compromise or arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (C) Chapter 2 of Part 9 of the Companies Act 2014 of the Republic of Ireland.
7.     No Shareholder Rights Prior to Delivery. The Participant shall not have any rights of a shareholder (including the right to distributions or dividends) with respect to the Performance Award until shares of Company Stock are issued pursuant to the terms of this Award Agreement.
8.     Performance Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted, in a manner to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except as expressly provided by Sections 5 and 6 of this Award Agreement.
9.     No Rights to Continuation of Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s service at any time for any reason whatsoever, with or without Cause.
10.    Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from the Performance Award granted hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of the Performance Award, up to the maximum statutory tax rates. A Participant who is an officer or director subject to the provisions of Section 16 of the Exchange Act as of the date of the withholding requirement may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock in accordance with Section 12(b) of the Plan.
11.    Section 409A Compliance. The Performance Award is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or Award Agreement to the contrary, no payment or distribution under this Award Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of service with the Company and its Subsidiaries will be made to the Participant until the Participant’s termination of service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of this Award Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” and (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Paragraph 11 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Agreement will be paid in accordance with the normal payment dates specified for them herein.
12.    Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
13.    Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
14.    No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.
15.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.
16.    Entire Performance Award Agreement. This Award Agreement (including Exhibits A and B and Annex A) and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.
17.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.
18.    Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
19.    Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:
If to Company:
Endo International plc
c/o Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Treasurer
If to the Participant:
At the address on file with the Company.
Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

20.    Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
21.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Performance Award subject to all the terms and conditions of the Plan and this Award Agreement.
22.    No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.
23.    Severability. All the terms and provisions of this Award Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Award Agreement, and the enforceability, legality and validity of the remainder of this Award Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.
24.    Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides service including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
25.    Additional Matters. This Award Agreement is intended to comply with the applicable laws of any country or jurisdiction where the Performance Award is granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Participants providing service in the country noted:

Canada:
Section 4 above shall be amended to add the following language at the end thereof as a new sub-section (g):
(g) The Participant’s date of termination of service shall be the Participant’s last day of active service with the Company and its Subsidiaries and shall not include any period of statutory, contractual or common law reasonable notice or any period of deemed employment or salary continuance.
Section 10 above shall be deleted in its entirety and replaced with the following language:
The Company shall be entitled to receive either a cash payment by or on behalf of the Participant or a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to this Award Agreement by the Participant’s delivery to the Company of an assignment of such proceeds and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock for any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Performance Award.
India:
As used herein, “Participant” shall have the meaning set forth in the Plan, except the term shall not include consultants of any Subsidiary in India.
Section 4(b) shall be deleted in its entirety and replaced with the following language:
Termination of Service on Account of Death. Upon termination of the Participant’s service on account of death prior to the either the TSR Vesting Date or the FCF Vesting Date, the Participant’s Performance Award shall immediately vest in his legal heirs or nominees, subject to fulfilment of the performance conditions specified in Exhibits A and B and shall be settled in shares of Company Stock for the benefit of the Participant’s estate no later than the later of the end of the calendar year in which the Participant’s death occurs or the fifteenth day of the third calendar month following the Participant’s death.
Section 4(c) shall be deleted in its entirety and replaced with the following language:
Termination of Service on Account of Voluntary Retirement with Consent of Company. If the Participant voluntarily Retires with the consent of the Company, the unvested portion, if any, of the Participant’s Performance Award as of the date of termination shall stand vested on the date of termination of service, subject to the fulfilment of the performance conditions specified in Exhibits A and B.

Section 4(d) shall be deleted in its entirety and replaced with the following language:
Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A, the unvested portion, if any, of the Participant’s Performance Award as of the date of such Disability shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibits A and B regardless of any subsequent termination of service, provided such Disability does not result in termination of service. In the event of termination of service, the unvested portion, if any, of the Performance Award shall vest in him on the date of termination.
Section 10 shall be deleted in its entirety and replaced with the following language:
Tax Withholding. The Subsidiary under whose payroll the Participant is registered shall have the right to deduct or withhold from the Performance Award or payroll of the Participant an amount sufficient to satisfy income taxes required by law to be withheld with respect to the vesting of, lapse of restrictions on, or payment of the Performance Award or to satisfy any applicable payroll deductions. The obligations of the Company under this Award Agreement will be conditioned on such arrangement and the Company or such Subsidiary will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. A Participant who is an officer or director subject to the provisions of Section 16 of the Exchange Act as of the date of the withholding requirement may satisfy the foregoing requirement by electing to have the Subsidiary under whose payroll the Participant is registered withhold from delivery shares of Company Stock in accordance with Section 12(b) of the Plan.
Section 13 shall be amended to delete the term “transferees”.
Section 14 shall be deleted in its entirety and replaced with the following language:
No Assignment. Notwithstanding anything to the contrary in this Award Agreement, but subject to the assignment of the Performance Award upon death of the Participant, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.
Section 15 shall be deleted in its entirety and replaced with the following language:
Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Indian law. The rights and interests of the Participant under the Award Agreement shall be subject to compliance under the Foreign Exchange Management Act, 1999 and the related rules thereto.

Ireland:
Section 4(c) above shall be deleted and be of no force and effect.
Section 13 above shall be amended to delete the words “transferees, assignees” therefrom.
Section 14 above shall be deleted in its entirety and replaced with the following language:
No Assignment or Transfer. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant. Neither this Award Agreement nor any rights granted herein shall be transferable by the Participant in any circumstances, except on the death of the Participant.
Luxembourg:
Section 4(c) above shall be deleted in its entirety and replaced with the following language:
Termination of Service on Account of Retirement. If the Participant voluntarily retires according to Luxembourg employment law prior to the TSR Vesting Date or the FCF Vesting Date, any unvested portion of the Participant’s Performance Award as of the Participant’s termination date shall vest on that date and be eligible to be settled subject to the satisfaction of the performance conditions specified in Exhibits A and B, determined at a time and manner as is determined for employees generally, disregarding such termination of service.
Section 4(d) above shall be amended to (i) delete the phrase “that also constitutes a ‘disability’ within the meaning of Section 409A of the Code” therefrom and (ii) add the following language at the end thereof:
As used herein, “Disability” shall mean either (i) the Participant’s inability to, solely because of injury or physical or mental illness, perform the material duties of his or her regular occupation in a situation where the Participant receives paid sickness, incapacity or invalidity benefits from any of the Luxembourg competent authorities for a period that lasts or can reasonably be expected to last for a continuous period of 6 months, or (ii) the Participant’s reclassement by the competent commission following an irrevocable decision from said commission.
Section 4(e)(iii) above shall be deleted in its entirety and be of no force and effect.
Section 4 above shall be amended to add the following language at the end thereof as a new sub-section (g):
It is understood that the Participant’s termination of service for any reason shall take place in accordance with applicable Luxembourg employment law rules.
Section 10 above shall be amended to add the following language at the end thereof:

For Participants subject to Luxembourg employment law, the Company shall comply with Circular L.I.R. n°104/2 dated 29 November 2017 and issued by the Luxembourg Tax Administration to the extent subject thereto and shall be interpreted in accordance with its provisions and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant.
Section 13 above shall be amended to delete the word “transferees” therefrom.
Section 14 above shall be deleted in its entirety and replaced with the following language:
No Assignment or Transfer. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant. Neither this Award Agreement nor any rights granted herein shall be transferable by the Participant in any circumstances, except on the death of the Participant.
Section 24 above shall be amended to add the following language at the end thereof:
, it being understood that for the purposes hereunder any Information on the Participant shall be processed in accordance with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as well as any applicable local laws.
United Kingdom:
As used herein, “Cause” shall have the meaning set forth in the Plan and, with respect to any Participant who is a party to an employment agreement with the Company, the definition of “Cause” shall include any circumstances in which the Company may terminate the Participant’s employment agreement without notice in accordance with its terms.
As used herein, “Disability” shall mean the Participant’s inability to, solely because of injury or physical or mental illness: (i) perform the material duties of his or her regular occupation and (ii) earn 80% or more of his or her base salary or wages in respect of his or her regular occupation, for a period that lasts or can reasonably be expected to last for a continuous period of 12 months.
Section 4(c) above shall be deleted and be of no force and effect.
Section 10 above shall be deleted in its entirety and replaced with the following:
Tax Liabilities. The Participant irrevocably agrees (A) to pay, or enter into arrangements to the satisfaction of the Company to pay, to the Company, the Participant’s employer or former employer (as appropriate) the amount of any Tax Liability, (B) that the Company, the Participant’s employer or former employer (as appropriate) may, if it so elects by written notice to the Participant, recover the whole or any part of any Employer NICs from the Participant, (C) that the

Participant shall, promptly upon being requested to do so by the Company, the Participant’s employer or former employer (as appropriate), elect (using a form approved by HM Revenue & Customs) that the whole or any part of the liability for Employer NICs shall be transferred to the Participant; (D) to enter into a joint election, under section 431(1) or 431(2) of the Income Tax (Earnings & Pensions) Act 2003 (“ITEPA”), in respect of the Company Stock delivered pursuant to a Performance Award, if required to do so by the Company, the Participant’s employer or former employer, before, on or within 14 days after any date of delivery of such Company Stock. For the purposes of this section the following capitalized terms shall have the meanings set out below:
“Employer NICs”: any secondary class 1 (employer) national insurance contributions that the Company or any employer (or former employer) of the Participant is liable to pay as a result of any Taxable Event (or which that person would be liable to pay in the absence of an election of the type referred to in (C) above) and that may be lawfully recovered from the Participant.
“Taxable Event”: any event or circumstance that gives rise to a liability for the Participant to pay income tax and national insurance contributions or either of them in respect of: (a) the Performance Award, including its assignment or surrender for consideration, or the receipt of any benefit in connection with it; (b) any shares (or other securities or assets): (i) earmarked or held to satisfy the Performance Award; (ii) acquired pursuant to the Performance Award; or (iv) acquired in consideration of the assignment or surrender of the Performance Award; (c) any securities (or other assets) acquired or earmarked as a result of holding shares (or other securities or assets) mentioned in (b); or (d) any amount due in respect of assets within (a) to (c) above and not made good by the Participant within the time limit specified in section 222 ITEPA.
“Tax Liability”: the total of (a) any income tax and primary class 1 (employee) national insurance contributions that any employer (or former employer) of the Participant is liable to account for (or reasonably believes it is liable to account for) as a result of any Taxable Event; and (b) any Employer NICs that any employer (or former employer) of the Participant is liable to pay (or reasonably believes it is liable to pay) as a result of any Taxable Event and that can be recovered lawfully from the Participant.
Section 22 shall be replaced by the following provision:
Nothing contained in the Plan or this Performance Award shall form part of the Participant’s contract of employment. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of or otherwise engaged by the Company or any of its Subsidiaries for any reason (including as a result of a repudiatory breach of contract by the Company or any of its Subsidiaries), be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By signing this Performance Award the Participant shall be deemed irrevocably to have waived any such entitlement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

ENDO INTERNATIONAL PLC

By:
Name:	Blaise Coleman
Title:	President & Chief Executive Officer

PARTICIPANT

Signature:
Print Name:

EXHIBIT A
(I)    TSR Performance Criteria.
The Participant will be entitled to receive a number of shares of Company Stock as of the TSR Vesting Date, equal to a multiple of the TSR Target Performance Award achieved based on achievement of targets relating to Relative TSR (the “TSR Performance Criteria”) as described below for the TSR Performance Period:

Relative TSR	Multiple Applicable to TSR Target Performance Award
Equal to or above 90th percentile	2
Equal to or above 80th percentile but below 90th percentile	1.61 - 1.80
Equal to or above 70th percentile but below 80th percentile	1.41 - 1.60
Equal to or above 60th percentile but below 70th percentile	1.21 - 1.40
Equal to or above 50th percentile but below 60th percentile	1.00 - 1.20
Equal to or above 40th percentile but below 50th percentile	0.5
Below 40th percentile	0
In the event that Relative TSR over the TSR Performance Period is negative, the multiple applicable to the TSR Target Performance Award shall not exceed 1.
If Relative TSR is equal to or above the 50th percentile but below the 90th percentile, the Participant will vest in a number of shares of Company Stock that is the mathematical linear interpolation between the number of shares of Company Stock that would vest at the defined ends of the applicable spectrum. No such interpolation shall occur in the event that Relative TSR is below the 50th percentile or equal to or above the 90th percentile.
The determination of Relative TSR will be made in the sole discretion of the Committee, after the end of the TSR Performance Period once the applicable year-end audit is available. The Committee has discretion to accelerate the vesting of all or a portion of the Participant’s TSR Performance Award based upon the overall performance of the Company and/or the Participant or based upon any change in business conditions.
(II)    Definitions.
For purposes of this Exhibit A, the following terms have the meanings set forth below:
“Comparator Group” shall mean the companies listed on Annex A, attached hereto. Each such company shall be included in the Comparator Group only if the company is publicly-traded at both the beginning and end of the TSR Performance Period.
“Per Share Price” shall mean the average of the closing prices of common shares for the applicable company during the thirty (30) consecutive trading days ending on the day immediately preceding the applicable measurement date.

“Relative TSR” shall mean the percentile ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each company in the Comparator Group.
“Total Shareholder Return” shall mean the appreciation of the Per Share Price during the TSR Performance Period, plus any dividends paid on the applicable company’s common stock during such TSR Performance Period.

ANNEX A
Comparator Group

1.	AbbVie Inc. (ABBV)

2.	Abbott Laboratories (ABT)

3.	Akorn, Inc. (AKRX)

4.	Alexion Pharmaceuticals Inc. (ALXN)

5.	Alkermes plc (ALKS)

6.	Allergan plc (AGN)

7.	Amgen Inc. (AMGN)

8.	Amneal Pharmaceuticals Inc. (AMRX)

9.	AstraZeneca plc (AZN)

10.	Biogen Inc. (BIIB)

11.	BioMarin Pharmaceutical Inc. (BMRN)

12.	Bristol-Myers Squibb Company (BMY)

13.	Dr. Reddy’s Laboratories Ltd. (RDY)

14.	Eli Lilly and Company (LLY)

15.	Gilead Sciences Inc. (GILD)

16.	GlaxoSmithKline plc (GSK)

17.	Horizon Pharma Public Limited Company (HZNP)

18.	Incyte Corporation (INCY)

19.	Jazz Pharmaceuticals Public Limited Company (JAZZ)

20.	Johnson & Johnson (JNJ)

21.	Lannett Company (LCI)

22.	Mallinckrodt Public Limited Company (MNK)

23.	Merck & Co. Inc. (MRK)

24.	Mylan N.V. (MYL)

25.	Novartis AG (NVS)

26.	Novo Nordisk A/S (NVO)

27.	Perrigo Company Public Limited Company (PRGO)

28.	Pfizer Inc. (PFE)

29.	Qiagen NV (QGEN)

30.	Regeneron Pharmaceuticals Inc. (REGN)

31.	Roche Holding AG (RHHBY)

32.	Sanofi (SNY)

33.	Taro Pharmaceutical Industries Ltd. (TARO)

34.	Teva Pharmaceutical Industries Limited (TEVA)

35.	United Therapeutics Corporation (UTHR)

36.	Valeant Pharmaceuticals International, Inc. (VRX)

37.	Vertex Pharmaceuticals Inc. (VRTX)

38.	Zoetis Inc. (ZTS)

EXHIBIT B
The following exhibit contains the FCF Performance Criteria in respect of 2020 through 2022, which is the FCF Performance Period for the 2020 FCF Performance Award.

(I)    FCF Performance Criteria.
The Participant will be eligible to earn a number of shares of Company Stock equal to the number of restricted stock units underlying the target FCF Performance Award multiplied by the multiple applicable to the FCF Performance Award for the FCF Performance Period, which will be based on achievement of a Target relating to Adjusted Free Cash Flow (the “FCF Performance Criteria”) and determined in accordance with the below:

Adjusted Free Cash Flow*	Multiple Applicable to FCF Performance Award for the FCF Performance Period
Equal to or greater than 110% of Target	2
Equal to or greater than 107.5% of Target but less than 110% of Target	1.75
Equal to or greater than 105% of Target but less than 107.5% of Target	1.5
Equal to or greater than 102.5% of Target but less than 105% of Target	1.25
Equal to or greater than 100% of Target but less than 102.5% of Target	1
Equal to or greater than 95% of Target but less than 100% of Target	0.75
Equal to or greater than 90% of Target but less than 95% of Target	0.5
Less than 90% of Target	0
If Adjusted Free Cash Flow is equal to or greater than 90% of Target but below 110% of Target, the Participant will earn a number of shares of Company Stock that is the mathematical linear interpolation between the number of shares of Company Stock that would be earned at the defined ends of the applicable spectrum. No such interpolation shall occur in the event that Adjusted Free Cash Flow is less than 90% of Target or equal to or greater than 110% of Target.
The determination of Adjusted Free Cash Flow will be made in the sole discretion of the Committee, after the end of the FCF Performance Period once the 2022 year-end audit is available. The Committee may adjust the FCF Performance Award in a manner approved by the Committee at the time of the grant of the FCF Performance Award. The Committee has discretion to increase the portion of the Participant’s FCF Performance Award earned based upon the overall performance of the Company and/or the Participant or based upon any change in business conditions.
(II)     Definitions.
For purposes of this Exhibit B, the following terms have the meanings set forth below:
“Adjusted EBITDA” shall have the meaning set forth in the most recent Form 8-K filed by the Company with the Securities and Exchange Commission (SEC) immediately preceding the date on which the Committee approves the Target, for which the purpose of such 8-K was to furnish

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to the SEC the Company’s earnings press release (a copy of such Form 8-K filing is available on the Company’s website)
“Capital Expenditures” shall mean the Company’s purchases of property, plant and equipment (including capitalized software costs).
“Changes in Net Working Capital” shall mean changes in accounts receivable adjusted for non-cash items, plus changes in inventory adjusted for long-term and non-cash items, less changes in accounts payable adjusted for royalties and rebates.
“Adjusted Free Cash Flow” shall mean the metric that is calculated according to the following formula:

Adjusted EBITDA
+/-	Changes in Net Working Capital
-	Capital Expenditures
+/-
In the case of any one or more acquisitions that occur after the formal Committee approval of the Target, the free cash flow arising from the acquiree’s operations subsequent to the date on which such acquiree is first consolidated by the Company (the direction of this adjustment shall be to neutralize the impact of any such acquisitions)

+/-
In the case of any one or more divestitures that occur after the formal Committee approval of the Target, the free cash flows of the divestee’s operations that were forgone (at Target levels) subsequent to the date on which such divestee is first deconsolidated by the Company (the direction of this adjustment shall be to neutralize the impact of any such divestitures)

+/-
In the case of any one or more acquisitions or divestitures that occur after the formal Committee approval of the Target, any other income, expenses, gains or losses not otherwise adjusted for in this formula that are directly related to such acquisitions or divestitures (the direction of this adjustment shall be to neutralize the impact of any such acquisitions or divestitures)

+/-
In the case of any one or more changes to our methodology for calculating Adjusted EBITDA, Changes in Net Working Capital or Capital Expenditures that occur after the formal Committee approval of the Target, any residual impacts to Adjusted Free Cash Flow not otherwise adjusted for in this formula that are directly related to such changes (the direction of this adjustment shall be to neutralize the impact of any such changes)

“Target” shall mean [ ] USD ($[ ]).

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